Exhibit 99.1

CORPORATE OFFICE

37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES READING ALLOYS

Paoli, PA, April 14, 2008 — AMETEK, Inc. (NYSE: AME) announced the acquisition of Reading Alloys, a privately held, niche specialty metals producer. With annual sales of approximately $80 million, Robesonia, PA-based, Reading Alloys is a global leader in specialty titanium master alloys and highly engineered metal powders used in the aerospace, medical implant, military and electronics markets.

“Reading Alloys is an excellent acquisition. Its titanium master alloys are experiencing outstanding growth driven by increasing demand for titanium in the commercial aerospace, military aerospace and power generation markets,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Reading Alloys’ titanium powders expand our position in customized titanium products, adding to our capabilities in strip and foil products used in medical devices, electronic components and aerospace instruments. As well, Reading Alloys’ metal powder production techniques complement our existing gas and water atomization capabilities,” adds Mr. Hermance.

“Reading Alloys is another example of our strategy to pursue attractive growth opportunities in highly engineered materials within our Electromechanical Group. These highly differentiated businesses offer excellent growth and profitability and have been a key factor in our strong financial performance,” noted Mr. Hermance.

Reading Alloys joins AMETEK as part of its Electromechanical Group (EMG). In addition to specialty metal products, EMG is a leader in electrical interconnects, microelectronic packaging, technical motors and systems, and electric motors for floor care and other applications. EMG had 2007 sales of approximately $937 million.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2007 sales of more than $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACQUIRES READING ALLOYS

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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